                    STOCK PURCHASE AND REDEMPTION AGREEMENT


                  STOCK PURCHASE AND REDEMPTION AGREEMENT dated as of May 1, 1998 among EVENT MERCHANDISING, INC., a California corporation (the "Company"), the persons listed as Sellers on the signature pages of this Agreement (the "Sellers"), as the holders of all the shares of capital stock of the Company, and EMI ACQUISITION SUB, INC., a Delaware corporation (the "Buyer").

                  WHEREAS, the Sellers desire to sell to the Buyer certain of the shares of common stock, without par value, of the Company, and the Buyer desires to purchase such shares from the Sellers, on the terms set forth in this Agreement;

                  WHEREAS, the Sellers desire to sell to the Company certain of the shares of common stock, without par value, of the Company, and the Company desires to purchase and redeem such shares from the Sellers, on the terms set forth in this Agreement; and

                  WHEREAS, in order to fund its purchase and redemption of shares of common stock from the Sellers, the Company desires to issue and sell to the Buyer certain shares of its Series A Preferred Stock, without par value, and the Buyer desires to purchase such shares from the Company, on the terms set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the premises and the mutual promises herein set forth, the parties agree as follows:

                  1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                  "Action": any charge, claim, lawsuit, complaint, request for investigation, report of alleged violation of Law or regulation, or legal proceeding of any nature filed with or made to any court, Governmental Authority or organization having jurisdiction or authority over the Company, its assets, the Business, its property or the operations occurring thereon.

                  "Affiliate": with respect to any Person means (i) any Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; or (ii) any officer, director, partner or direct or indirect beneficial or legal owner of any 10% or greater equity or voting interest of such Person.

                  "Agent": Howard Kaufman, in his capacity as agent for the Sellers.

                  this "Agreement": this Stock Purchase Agreement and all Schedules and Exhibits hereto, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Business": the businesses now carried on by the Company, consisting of providing merchandising operations for live entertainment venues throughout the United States.

                  "Closing": the closing of the transactions contemplated by this Agreement.

                  "Closing Date": the date of the Closing.

                  "Code": the Internal Revenue Code of 1986, as amended.

                  "Consent": any consent, waiver, approval or authorization of, notice to, or designation, registration, declaration or filing with, any Person.

                  "Contract": any written or oral contract, agreement, understanding, lease, license, note, plan, instrument, commitment, restriction, arrangement, obligation or undertaking of any kind or character or other document to which a Person is a party, or that is binding on such Person or its securities, assets or business.

                  "Default": (i) a breach of or default under or with respect to any Contract, (ii) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under or with respect to any Contract, or (iii) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right to terminate, change the terms of or renegotiate any Contract or to accelerate, increase, or impose any material Liability under any Contract.

                  "ERISA": the Employee Retirement Income Security Act of 1974 (and any sections of the Code amended by it) and all regulations promulgated thereunder, as amended.

                  "Financial Statements": the unaudited financial statements of the Company for the fiscal years ended December 31, 1996 and December 31, 1997, the unaudited interim financial statements of the Company for the three month period ended March 31, 1998, and the unaudited interim financial statements of the Company for the three - month period ended March 31, 1997, copies of which are attached hereto as a part of Schedule 4.4.

                  "GAAP": generally accepted accounting principles.

                  "Governmental Authority" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

                  "Hazardous Substance": (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and
         (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil.

                  "Improvements": all buildings, structures, fixtures and other improvements located on or included in any real property.

                  "Intellectual Property": The Company's (i) Patents and Trademarks, (ii) trade secrets, know-how, inventions, formulas and processes, whether trade secrets or not, (iii) copyrights and any registrations and applications therefor, (iv) technology rights and licenses, and (v) computer software and other intellectual property, to the extent proprietary in nature and not in the public domain.

                  "knowledge" or "known": with respect to the Sellers means the current actual knowledge of Howard Kaufman, without having made any investigation for purposes of this Agreement.

                  "Laws": (i) all Federal, state, local or foreign laws, rules and regulations; (ii) all Orders; (iii) all Permits; and (iv) all agreements with Federal, state, local or foreign regulatory authorities.

                  "Leased Real Property":  the real property identified on
         Schedule 4.9.

                  "Liability": any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether known, unknown, accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise.

                  "Lien": any mortgage, pledge, deed of trust, transfer restriction, option, escrow, hypothecation, lien, security interest, financing statement, lease, charge, encumbrance, easement, conditional sale or other title retention or security agreement or any other similar restriction, claim or right of others whether arising by Contract, operation of Law or otherwise.

                  "Litigation Expense": any reasonable expense incurred in connection with investigating, defending or asserting any Action incident to any matter indemnified against hereunder (including without limitation rights to indemnification hereunder), including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals.

                  "Litigation": any action, administrative or other proceeding, arbitration, cause of action, claim, complaint, criminal prosecution, hearing, governmental or regulatory investigation, governmental or regulatory charge or litigation, by any Person alleging potential Liability relating to or affecting the Company, its assets (including, without limitation, Contracts relating to the Company, the Business or the transactions contemplated by this Agreement.

                  "Loss": any and all direct or indirect demands, claims, payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, causes of action, suits, losses, and Liabilities, and interest on any amount payable to a Third Party as a result of the foregoing, other than Litigation Expense.

                  "Material Adverse Effect": as to any Person, any material adverse change in or effect on (i) the business, operations, assets, Liabilities, condition (financial or otherwise), results of operations or prospects of such Person, (ii) the ability of such Person to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which it is or will be a party, or
         (iii) the ability of such Person to perform any of its obligations under this Agreement or any of the other Transaction Documents to which it is or will be a party.

                  "Order": any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, tribunal, administrative agency or Governmental Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

                  "Patents and Trademarks": the Company's U.S. and foreign (i) patents and pending patent applications together with any and all continuations, continuations in part, divisions, reissues, reexaminations, extensions and renewals thereof, and (ii) trade names, trademarks, service marks, logos, assumed names, brand names and all registrations and applications therefor together with the goodwill of the Business symbolized thereby.

                  "Permits": all Federal, state, local or foreign permits, licenses, approvals, franchises, notices, authorizations, registrations, certifications and similar filings.

                  "Permitted Liens": (i) carriers', warehousemen's, workers', materialmen's, brokers' or customs' or other like Liens arising in the ordinary course of business with respect to obligations which are not due; and (ii) liens and other title exceptions set forth on
         Schedule 4.8.

                  "Person": a natural person or any legal, commercial or governmental entity, such as, but not limited to, a business association, corporation, general partnership, joint venture, limited partnership, limited liability company, trust, or any person acting in a representative capacity.

                  "Related Person": with regard to any natural Person, his or her spouse, parent, sibling, child, aunt, uncle, niece, nephew, in-law, grandparent and grandchild (including by adoption) and any trustees or other fiduciaries for the benefit of such relatives.

                  "SFX":  SFX Entertainment, Inc., a Delaware corporation.

                  "Shares": shares of the Company's common stock, without par value.

                  "Subsidiary": with respect to any Person, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation is at the time, directly or indirectly owned by such Person, or (ii) any partnership, limited liability company or joint venture or other entity of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by such Person.

                  "Taxes": all taxes, charges, duties, fees, levies, penalties or other assessments imposed by any taxing authority, including, but not limited to, income, withholding, payroll, franchise, excise, property, sales or transfer taxes, and including any interest, penalties or additions attributable thereto.

                  "Tax Returns": all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Governmental Authority, including any attachment thereto or amendment thereof.

                  "Third Party": any Person that is not the Buyer, the Company or a Seller or an Affiliate of the Buyer, the Company or a Seller.

                  "Transaction Documents": this Agreement, the Non-Competition and Confidentiality Agreement referred to in Section 10.2(h), the Management Services Agreement referred to in Section 10.2(i), the Shareholders Agreement referred to in Section 10.2(j), and the Tax Sharing Agreement referred to in Section 10.2(k) .


                  2.  Purchase and Redemption of Sellers' Common Stock.

                  2.1 Purchase by the Buyer. At the Closing, each Seller shall sell, transfer, assign, convey and deliver to the Buyer the number of Shares owned by such Seller indicated below, and the Buyer will purchase, accept and acquire such Shares from such Seller:

                  Seller                               Number of Shares
                  ------                               ----------------
         Howard Kaufman                                      600
         Howard Rose                                         300
         Peter Schivarelli                                   300
         Jimmy Buffett                                       133-1/3

The purchase price payable by the Buyer to the Sellers for the Shares shall be an aggregate of $4,250,000 (the "Base Purchase Price"). The Base Purchase Price shall be allocated pro rata among the Shares being purchased and sold.

                  2.2 Redemption by the Company. At the Closing, each Seller shall sell, transfer, assign, convey and deliver to the Company the number of Shares owned by such Seller indicated below, and the Company will purchase, accept and acquire such Shares from such Seller:

                  Seller                               Number of Shares
                  ------                               ----------------
         Howard Kaufman                                      747
         Howard Rose                                         373-1/2
         Peter Schivarelli                                   373-1/2
         Jimmy Buffett                                       166

The purchase price payable by the Company to the Sellers for the Shares (the "Redemption Price") shall be an aggregate of $4,250,000. The Redemption Price shall be allocated pro rata among the Shares being purchased and redeemed.

                  2.3 Issuance and Sale of Preferred Stock. At the Closing, the Company shall issue and sell to the Buyer, and the Buyer shall purchase from the Company, at a price of $100 per share, 42,500 shares of the Company's Preferred Stock, without par value per share (the "Preferred Stock"). The Preferred Stock shall be issued pursuant to a certificate of designations or restated certificate of incorporation duly authorized and filed by the Company with the Secretary of State of the State of California, which shall be in effect on the Closing Date, containing terms substantially as set forth in Exhibit A attached hereto and otherwise satisfactory to the Buyer in all respects.

                  2.4 Closing Date. Subject to Section 11 hereof, the Closing shall occur on June 30, 1998. The Closing will take place at the offices of Winston & Strawn, 200 Park Avenue, New York, New York 10166 The time and place of the Closing may be changed as the parties shall mutually agree in writing.

                  2.5 Deliveries at Closing.  At the Closing:

                  (a) Each Seller shall cause the Shares held by such Seller that are being sold to the Buyer to be transferred to the Buyer, or its assignee, by delivering to the Buyer certificates representing such Shares, duly endorsed for transfer or accompanied by duly executed forms of assignment.

                  (b) Each Seller shall cause the Shares held by such Seller that are being sold to the Company to be transferred to the Company by delivering to the Company certificates representing such Shares, duly endorsed for transfer or accompanied by duly executed forms of assignment.

                  (c) The Company shall deliver to the Buyer certificates representing the shares of Preferred Stock being issued and sold pursuant to
Section 2.3.

                  (d) The Buyer shall pay to the Sellers the Base Purchase Price, by wire transfer of immediately available funds in accordance with the written instructions of the Agent.

                  (e) The Buyer shall pay to the Company the purchase price for the Preferred Stock being issued and sold pursuant to Section 2.3, by wire transfer of immediately available funds in accordance with the written instructions of the Company.

                  (f) The Company shall pay to the Sellers the Redemption Price, by wire transfer of immediately available funds in accordance with the written instructions of the Agent.

                  2.6 Section 338(h)(10) Election. If the Buyer determines to make such election, the Buyer will prepare and the Sellers shall join in the timely filing of a Section 338(h)(10) election, providing for a deemed sale of Company's assets, to be made under the Code in connection with the transactions contemplated by this Agreement, and any comparable election required or permitted under state or local Law. The Company will not be liable for any Tax under Code ss.1374 in connection with such deemed sale of Company's assets (including the assets of any qualified subchapter S subsidiary) caused by such
Section 338(h)(10) election. Subject to Sections 2.7 and 2.8 below, all such Tax shall be paid by the Sellers. The allocation of the Base Purchase Price and the Redemption Price to be used by the Company in its federal income tax return for the period ending on the Closing Date shall be determined by the Buyer.

                  2.7 Tax Loan. The Buyer shall make loans to the Sellers, bearing annual interest at 10%, to cover twenty percent (20%) of the federal, state and local income taxes payable by the Sellers, calculated at lowest applicable capital gains rates, on income resulting from any Section 338(h)(10) election. Each such loan shall be repayable upon any disposition of the remaining Common Stock of the Company held by the Sellers, and then only to the extent of any taxes saved as a result of the increase in the tax basis of such Common Stock resulting from the income recognized by the Sellers as a result of the Section 338(h)(10) election.

                  2.8  Tax Indemnification.

                  (a) Corporate Taxes. The Buyer shall indemnify the Company and contribute to the Company cash, as paid in capital and not as a loan, for any corporate Taxes that result from a Section 338(h)(10) election (and any corresponding state or local elections), including without limitation the 1.5% corporate tax imposed by California Revenue and Taxation Sections 23151, 23501, and 23802.

                  (b) Sellers' Taxes. The Buyer shall indemnify each Seller for certain Transaction Taxes (as hereinafter defined) paid or payable by each Seller. The Buyer agrees to pay such amounts including a tax gross-up calculated to put the Sellers in the same position on an after-tax basis as they would have been in had they sold stock and no Section 338(h)(10) election were made, taking into account any taxes payable by the Sellers attributable to payments made pursuant to this Section 2.8

                  (c) Definition. "Transaction Taxes" as used herein shall mean all federal, state, and local income taxes, including related interest and penalties, payable by the Sellers, irrespective of when assessed and payable, as a result of the Sellers' disposition of 80% of their common stock in the event of any elections under Section 338(h)(10) (and corresponding state tax law provisions) contemplated herein, to the extent such Taxes exceed the sum of:

                  (i) the portion of the Sellers' Taxes above that are advanced to the Sellers pursuant to the loan provisions of Section 2.7, and

                  (ii) the amount of federal, state and local income taxes that would have been payable by the Sellers on the disposition of 80% of their shares had the Section 338(h)(10) election not been made.

                  (d) Computation and Payment. The Sellers shall submit to the Buyer a calculation of any amounts due for Transaction Taxes, including the tax gross-up referred to above. Unless the Buyer objects to such calculation, the Buyer shall pay such amounts to the Sellers on or before the date such Taxes become due and payable. Where practicable, the Sellers shall provide the Buyer with ten business days to review such calculations. In the event the Buyer disputes the Sellers' calculation, the undisputed portion shall be timely paid and the disputed portion shall be submitted to a mutually acceptable "Big Six" firm of certified public accountants for binding resolution. The cost of such services shall be borne by the party whose determination of the amount in question was further from the result determined by the accounting firm selected. Any additional amount determined to be due to the Sellers shall include interest at an annually compounded rate of 10% from the date such taxes were due and payable.

                  3. Representations and Warranties of the Sellers to the Buyer and the Company. Each of the Sellers, severally, represents and warrants to the Buyer and to the Company as follows:

                  3.1 Authorization; Validity. Such Seller has the full power and capacity necessary to enter into and perform his obligations under this Agreement and the other Transactions Documents to which he is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been and the other Transaction Documents to which the Seller is a party will be when executed and delivered, duly executed and delivered by the Sellers and each such agreement constitutes, or will constitute when executed and delivered, a legal, valid and binding obligation of the Seller, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws of general application affecting the enforceability of creditors' rights generally or by general principles of equity.

                  3.2 Title to Shares; Other Rights. Such Seller is the owner of all right, title and interest (record and beneficial) in and to the numbers of shares of Common Stock set forth next to his name in Sections 2.1 and 2.2, free and clear of all Liens, except as disclosed on Schedule 3.2. Except for the agreements described in Schedule 3.2 which are to be terminated at or before Closing, no Person has any Contract or any right or privilege (whether preemptive or contractual) capable of becoming a Contract for the purchase from such Seller of any Shares. Except for agreements effectively terminated at or before Closing, the Seller is not a party to, or bound by, any other agreement, instrument or understanding restricting the transfer of his Shares.

                  3.3 No Conflict. Subject to obtaining the Consents and Permits listed on Schedule 3.3, neither the execution nor the delivery of the Transaction Documents by the Seller nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any violation of or constitute a breach of or default under any terms, conditions or provisions of
(i) the organizational documents or by-laws of the Company, or (ii) any applicable Laws, or (iii) any Contract listed on Schedule 4.15, or (b) result in the creation of any Lien on any of the Shares or any of the assets of the Company.


                  4. Representations and Warranties of the Sellers to the Buyer. The Sellers represent and warrant to the Buyer as follows:

                  4.1 Organization; Good Standing. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, operate and lease its properties, and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions listed on Schedule 4.1.

                  4.2 Capitalization; Subsidiaries. All of the authorized, issued and outstanding shares of capital stock of the Company, and the record and beneficial holders thereof, are as set forth in Schedule 4.2 attached hereto. All of the Shares are duly authorized, validly issued, fully paid and non-assessable, and were issued pursuant to a valid exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), and all applicable state securities laws. Except as set forth in Schedule 4.2, there are no outstanding rights of subscription, pre-emptive rights, warrants, calls, options, conversion or exchange rights or other Contracts with respect to any securities of the Company or any of its Subsidiaries or pursuant to which any Person has an interest in its capital or profits, and there are no Contracts as to the voting of the Company's or any Subsidiary's securities. Except as set forth in Schedule 4.2, there are no outstanding rights to either demand registration of any Shares under the Securities Act or to sell any Shares in connection with such registration of shares. Except as set forth in
Schedule 4.2, (i) the Company does not own, beneficially or of record, any capital stock or other equity securities of any corporation or other entity or have any direct or indirect equity, ownership or voting interest in any other Person, and (ii) the Company has no Subsidiaries. References to Subsidiaries in this Agreement shall be deemed to mean any Subsidiaries that exist, and shall not be deemed to imply that any exist if in fact there are none.

                  4.3 Due Authorization and Execution, etc. (a) The Company has the full corporate power and authority necessary to enter into and perform its obligations under this Agreement and the other Transactions Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

                  (b) The execution, delivery and performance of this Agreement and the Transactions Documents by the Company have been approved by all necessary action of the Board of Directors and stockholders of the Company.

                  (c) This Agreement has been and the other Transaction Documents to which the Company is a party when executed and delivered will be, duly executed and delivered by the Company and each such agreement constitutes, or will constitute when executed and delivered, a legal, valid and binding obligation of the Company, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws of general application affecting the enforceability of creditors' rights generally or by general principles of equity.

                  (d) Subject to obtaining the Consents and Permits listed on
Schedule 3.3, neither the execution nor the delivery of the Transaction Documents by the Company nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any violation of or constitute a breach of or default under any terms, conditions or provisions of (i) the organizational documents or by-laws of the Company, or (ii) any applicable Laws, subject only to compliance with Section 500 of the California General Corporation Law, or (iii) any Contract listed on
Schedule 4.15, or (b) result in the creation of any Lien on any of the Shares or any of the assets of the Company.

                  4.4 Financial Statements; Receivables and Inventory.
(a) The Financial Statements are attached to Schedule 4.4. All of the Financial Statements were prepared from the books and records of the Company and its Subsidiaries, which are correct and complete in all material respects and have been maintained in accordance with good business practices. Except as disclosed on Schedule 4.4, the Financial Statements have been prepared in accordance with standard accounting principles consistently applied during each period and from period to period covered by the Financial Statements, and fairly present the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates thereof and for the periods then ended, subject, in the case of any interim financial statements, to normal year-end adjustments which will not, individually or collectively, be material in amount.

                  (b) The accounts receivable reflected on the December 31, 1997 balance sheet included in the Financial Statements, or thereafter acquired by the Company and its Subsidiaries through the date hereof and reflected on the Closing Balance Sheet, are or will be valid, arose or will arise from sales of products or services in the ordinary course of the Company's or its Subsidiaries' business, and have been collected, or are collectible, at the aggregate gross recorded amounts thereof less the allowances for doubtful accounts reflected therein.

                  (c) As of the close of business on December 31, 1997, the Company had positive Net Working Capital. As used in this Agreement, "Net Working Capital" of the Company means the current assets of the Company less the current liabilities of the Company, determined in accordance with GAAP consistently applied.

                  4.5 Absence of Undisclosed Liabilities. The Company and its Subsidiaries have no Liabilities or obligations, that would be material in the aggregate, of a kind that in accordance with GAAP would be required to be included on the consolidated balance sheet of the Company or disclosed in the footnotes thereto, whether accrued, absolute or contingent, and whether due or to become due, except (i) Liabilities reflected or reserved against on the December 31, 1997 balance sheet included in the Financial Statements, (ii) Liabilities arising in the ordinary course of business since the date of such balance sheet, and (iii) any other Liabilities and obligations disclosed on
Schedule 4.5.

                  4.6 No Material Adverse Change. Since December 31, 1997, there has not been (i) any change which has had or can reasonably be expected to have a

Material Adverse Effect on the financial condition, operations, business, prospects, properties, assets or Liabilities of the Company or any Subsidiary, or (ii) any damage, destruction or loss to any of the properties or assets of the Company or any Subsidiary, whether or not covered by insurance, which has had or can reasonably be expected to have a Material Adverse Effect on the Company or any Subsidiary or its ability to conduct the Business, or (v) except as otherwise expressly permitted by this Agreement, any declaration or payment of any dividends, repurchase of any of the Company's capital stock, or any distribution to its stockholders.

                 4.7 Taxes. Except as provided in Schedule 4.7:

                  (a) The Company has been an S Corporation, as defined in the Code, for its tax years ending in 1990 through 1998. There has been no action or omission on the part of the Company or any of the Sellers that would cause the termination of its status as an S Corporation for any of such years. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax Returns required to be filed by it. All such Tax Returns are true, complete and correct in all material respects, and all Taxes shown thereon and all deficiencies or other assessments of tax, interest or penalties and all estimated taxes due by the Company or with respect to its Business have been paid. The charges, accruals and reserves, if any, in respect of Taxes (including import duties) set forth in the Financial Statements are adequate. Except with respect to returns for the 1997 tax year, no extensions of time with respect to any date on which any Tax Return was or is to be filed by the Company are in force.

                  (b) The Company's Tax Returns have never been audited by the IRS or any other Governmental Authority and the Company has not waived any statute of limitations in respect of Taxes nor agreed to a Tax assessment or deficiency. The Company has not filed any consent under Section 341(f) of the Code relating to collapsible corporations. No Tax is required to be withheld pursuant to Section l445 of the Code as a result of any of the transfers contemplated by this Agreement and the Company will provide any certificate requested by Buyer at Closing with respect thereto.

                  (c) Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past 10 years, (i) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

                  4.8 Good Title; No Liens. Except as set forth on Schedule 4.8, each of the Company and its Subsidiaries has good and marketable title to all the properties and assets, real and personal, tangible and intangible, purported to be owned by it (including all property and assets reflected in the Financial Statements, except as disposed of after the date thereof in the ordinary course of business), subject to no Liens other than Permitted Liens. Except as set forth on Schedule 4.8, no material item of the property used in the Company's or any Subsidiary's operations or in the Business is owned by an Affiliate of the Company.

                  4.9 Leases and Comparable Arrangements. Schedule 4.9 sets forth a list of all leases of (or other arrangements for the use of) real property or any material item of personal property, to which the Company or any Subsidiary is a party, either as lessor or lessee or otherwise. Except as indicated on Schedule 4.9, neither the Company nor any of its Subsidiaries is in breach, violation or default of any lease or other agreement with respect to or as a result of which the other party thereto has the right to terminate the same, and neither the Company nor any Subsidiary has received any notice of any claim that it is in breach, violation or default with respect to any such lease or other agreement.

                  4.10 Insurance. All of the assets and the operations of the Company and its Subsidiaries of an insurable nature are insured by the Company in such amounts and against such losses, casualties or risks as is (i) required by any Law applicable to the Company, any Subsidiary or the Business, or (ii) required by any Contract. Schedule 4.10 contains a complete and accurate list of all insurance policies held or owned by the Company and its Subsidiaries and now in force and such Schedule indicates the name of the insurer, the type of policy, the risks covered thereby, the amount of the premiums, the term of each policy, the policy number and the amounts of coverage and deductible in each case and all outstanding claims thereunder. Correct and complete copies of all such policies have been delivered to Buyer by the Company on or before the date of this Agreement. All such policies are in full force and effect. Neither the Company nor any Subsidiary is in Default regarding the provisions of any such policy, including, without limitation, failure to make timely payment of all premiums due thereon, and neither has failed to give any notice or present any claim thereunder in due and timely fashion. The Company has not been refused or denied renewal of any insurance coverage.

                  4.11 Patents, Trademarks, etc. (a) Schedule 4.11 sets forth a list of all Patents and Trademarks owned, licensed or used by the Company or any Subsidiary during the past five (5) years and any applications or registrations therefor which are currently either pending or issued and not expired.

                  (b) Except as set forth on Schedule 4.11,

                  (i) the Company and its Subsidiaries own the entire unencumbered right, title and interest in and to all such Patents and Trademarks free of all Liens other than Permitted Liens, and no rights or licenses to or from others have been granted with respect to such Patents and Trademarks;

                  (ii) the Company and its Subsidiaries have taken all action reasonably necessary to protect their rights with respect to the Patents and Trademarks;

                  (iii) all of the Patents and registrations of Trademarks are valid, subsisting and in full force and effect;

                  (iv) the Company and each of its Subsidiaries owns or possesses the right to use all the Intellectual Property necessary for the conduct of its business as now conducted, without any known infringement on, violation of or conflict with the rights of others;

                  (v) to the Sellers' knowledge, no Third Party is using any of the Intellectual Property or engaging in any activity that infringes on, violates or conflicts with the rights of any of the Company or any Subsidiary with respect to the Intellectual Property; and

                  (vi) no Affiliate of the Company or any Subsidiary owns or possesses any rights in or to any Intellectual Property used by the Company or any Subsidiary or in the Business.

                  4.12     Litigation, etc.

                  (a) Except as set forth on Schedule 4.12, there is no pending or, to the Sellers' knowledge, threatened Action or governmental investigation or inquiry against or involving the Company or any of its Subsidiaries or their assets or operations, and to the Sellers' knowledge no event has occurred which could reasonably be expected to result in an Action or governmental investigation or inquiry against or involving the Shares, the Company, any of its Subsidiaries or their assets or operations, and (ii) there are no outstanding Orders binding upon the Shares, the Company, any of its Subsidiaries, any of their assets, or the Business.

                  (b) Except as disclosed on Schedule 4.12, neither the Company nor any of its Subsidiaries has been advised by any attorney representing it that there are any "loss contingencies" (as defined in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975 ("FASB No. 5")), which would be required by FASB No. 5 to be disclosed or accrued in consolidated financial statements of the Company, were such financial statements prepared as of the date hereof.

                  4.13 Permits. Each of the Company and its Subsidiaries has all Permits necessary for the conduct of the Business as presently conducted, except to the extent the failure to have any Permit could not reasonably be expected to have a Material Adverse Effect, and all such Permits are listed on
Schedule 4.13.

                  4.14 Compliance with Laws. Except as set forth on Schedule 4.14, neither the Company nor any of its Subsidiaries has received any notice that it or the plants or properties where the Business is conducted are in violation of, or have any material liability under, any Laws, Orders or Permits. Except as set forth on Schedule 4.14, the Company and its Subsidiaries are in compliance with all Laws, Orders and Permits, except for non-compliance which could not reasonably be expected to have a Material Adverse Effect.

                  4.15 Contracts, etc. Set forth on Schedule 4.15 are complete and accurate lists of the following:

                  (a) all bonus, incentive compensation, profit-sharing, retirement, group insurance, death benefit or other fringe benefit plans, deferred compensation and post-termination obligations or trust agreements of the Company or any of its Subsidiaries in effect or under which any amounts remain unpaid on the date hereof or which are to become effective after the date hereof;

                  (b) each Contract defining the terms on which indebtedness for borrowed money, or other indebtedness evidenced by bonds, notes or similar instruments, of the Company or any of its Subsidiaries or guarantees thereof have been or may be issued;

                  (c) all Contracts, oral or written, to which the Company or any of its Subsidiaries is a party and in which any Affiliate of the Company has any interest, direct or indirect;

                  (d) all bank accounts, safe deposit boxes, money market funds, certificates of deposit, stocks, bonds, notes and other securities in the name of or owned or controlled by the Company or any of its Subsidiaries, and the names of the persons having access thereto;

                  (e) all powers of attorney granted by the Company or any of its Subsidiaries to others;

                  (f) all other Contracts to which the Company or any of its Subsidiaries is a party, except ones that are terminable on less than 60 days' notice, or do not involve aggregate remaining payments or unpaid obligations of $25,000 or more, and except purchase orders for inventory and sales orders for products and services of the Company or any of its Subsidiaries entered into in the ordinary course of business.

Except as set forth on Schedule 4.15, none of the Company's or any of its Subsidiaries' rights under any Contract listed on Schedule 4.15 will be affected by the transactions contemplated hereby in any way that will have a Material Adverse Effect. Except as set forth on Schedule 4.15, neither the Company nor any of its Subsidiaries has given or received notice of and there is no default or claimed or purported or alleged default on the part of the Company or any of its Subsidiaries or, to the Sellers' knowledge, any other party in the performance or payment of any obligation to be performed or paid under any Contract listed on Schedule 4.15.

                  4.16 Governmental and other Consents, etc. No Consent or Permit of any Person is required to be obtained by the Company or any of its Subsidiaries or the Sellers in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or to carry on the Company's or any of its Subsidiaries' business as now being conducted, other than (a) under Contracts being terminated at or before Closing which are identified on Schedule 4.16, and (b) the Consents and Permits specified in Schedule 4.16.

                  4.17 Employee Benefits; ERISA. (a) The Company has no Employee Benefit Plans.

                  (b) As used in this Agreement, "Employee Benefit Plan" means any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company or any of its Subsidiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate.

                  4.18     Labor and Employment Matters.

                  (a) Schedule 4.18 contains a correct and complete list of (i) all employees whose direct annual compensation exceeds $50,000 and (ii) a list of all other employees in each job classification employed by the Company or any of its Subsidiaries in the Business. Except as disclosed in Schedule 4.18, the employment of all employees is terminable at will by the Company or a Subsidiary without any penalty or severance obligation of any kind on the part of the Company or such Subsidiary.

                  (b) Except as set forth in Schedule 4.18, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity with respect to non-union workers, or had any actual or, to the knowledge of the Sellers, threatened employee strikes, work stoppages, slowdown or lock-outs related to any labor union organizing activity.

                  (c) Except as set forth in Schedule 4.18, the Company has not received any notice prior to the date of this Agreement that any of the officers or other senior level personnel of the Company or any of its Subsidiaries will terminate or contemplates terminating his or her employment currently or at any time before or within 60 days after the Closing Date or will otherwise not be available to the Buyer, or not agree to employment by the Buyer, on the same terms and conditions as his or her current employment on the date hereof.

                  (d) Within the twelve (12) months prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has with respect to the Business effectuated (i) a "plant closing," as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act"); or (ii) a "mass layoff" (as defined in the WARN Act); and neither the Company nor any of its Subsidiaries has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

                  4.19 Environmental Matters. Except as set forth in Schedule 4.19, to the best of the Sellers' knowledge, neither the Company nor its predecessors nor its former Subsidiaries is in violation of or has any Liability under any Environmental Laws. As used in this Agreement, "Environmental Laws" means all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

                  4.20 Prospective Changes. Except as described in Schedule 4.20, there has been no present or proposed change, or other event or occurrence relating to the Company or any of its Subsidiaries, the Business, relations with employees, relations with suppliers or lessors, governmental actions or Laws applicable to the Business, which can reasonably be expected to have a Material Adverse Effect.

                  4.21 Interested Transactions. Except as set forth in Schedule 4.21, neither the Company nor any of its Subsidiaries is a party to any Contract or other transaction with any Affiliate of the Company, or any Related Person of any Affiliate of the Company (other than as a shareholder or employee of the Company). Except as described in Schedule 4.21, none of the Persons described in the first sentence of this Section 4.21 owns, or during the last three years has owned, directly or indirectly, beneficially or legally, (individually or in the aggregate) five percent (5%) or more of the equity or voting interests of any Person that competes with the Company or the Business.

                  4.22 Absence of Certain Developments. (a) Except as set forth on Schedule 4.22 or as contemplated by this Agreement, since
December 31, 1997 neither the Company nor any of its Subsidiaries has conducted the Business other than in the ordinary course, or has:

                  (i) made or committed to make any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

                  (ii) instituted any litigation, action or proceeding before any court, governmental body or arbitration tribunal relating to it or its property, except for litigation, actions or proceedings instituted in the ordinary course of business and consistent with prior practice;

                  (iii) acquired, or agreed to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

                  (iv) increased, or agreed or promised to increase, the compensation of any officer, employee or agent of the Company or any Subsidiary, directly or indirectly, including by means of any bonus, pension plan, profit sharing, deferred compensation, savings, insurance, retirement, or any other employee benefit plan, except in the ordinary courses of business and consistent with prior practice;

                  (v) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except Liabilities or obligations incurred in the ordinary course of business and consistent with prior practice;

                  (vi) declared or paid any dividends or made any other distributions to its stockholders as such; or made any redemption or repurchase of the Company's capital stock;

                  (vii) paid, discharged or settled any Liabilities of the Company or any of its Subsidiaries for Taxes, other than payments required for the current year that are not in dispute;

                  (viii) prepaid any principal of its long-term debt;

                  (ix) amended its Articles or Certificate of Incorporation or by-laws;

                  (x) canceled or compromised any debt or claim or waived or released any right, except for adjustments or settlements made in the ordinary course of business consistent with past practice; or

                  (xi) made a loan to any person other than with respect to accounts receivable created by unaffiliated third parties in the ordinary course of business.

                  4.23 Condition of Property. Except as set forth on Schedule 4.23, all plants, structures and equipment owned or leased by the Company or any of its Subsidiaries, and all utilities, heating, ventilating, air conditioning, electrical and plumbing systems used in the operation of the Company's or any of its Subsidiaries' business, are in good operating condition and repair (except for routine immaterial maintenance to be done in the ordinary course of business) and are sufficient to meet the operational needs of such business, and to the knowledge of the Sellers, all improvements (including, without limitation, the roofs and basements thereof) are free from leakage and seepage. None of the property used in any of the Company's or any of its Subsidiaries' operations or business is owned by an Affiliate.

                  4.24 Absence of Questionable Payments. Neither the Company nor any of its Subsidiaries nor any predecessor thereof, nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries or any predecessor thereof, has used, or authorized the use of, any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of any applicable laws, rules or regulations relating to foreign trade practices. Neither the Company nor any of its Subsidiaries or to the knowledge of the Sellers any predecessor or former Subsidiary, or any current director, officer, agent, employee or other Person acting on behalf of any of such Persons, has accepted or received any unlawful contributions, payments, gifts or expenditures.

                  4.25 Disclosure. The Company has made available or caused to be made available to Buyer complete and correct copies of all agreements, instruments and documents set forth in the Schedules hereto or underlying a disclosure set forth in the Schedules hereto.

                  5. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers and to the Company as follows:

                  5.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own, operate and lease its properties and assets, to carry on its Business as now being conducted and to enter into this Agreement and perform its obligations hereunder.

                  5.2 Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Buyer have been duly authorized by all requisite corporate action and no other corporate proceedings on the part of the Buyer are necessary to approve the consummation of the transactions contemplated hereby. This Agreement has been and the other Transaction Documents when executed and delivered will be duly executed and delivered by the Buyer. This Agreement constitutes and the other Transaction Documents when executed and delivered will constitute the valid and binding obligations of the Buyer, enforceable in accordance with the terms hereof and thereof, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws of general application affecting the enforceability of creditors' rights generally or by general principles of equity.

                  5.3 No Conflict. Neither the execution nor the delivery of this Agreement and the other Transaction Documents by the Buyer nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in any violation of or constitute a breach of or default under any terms, conditions or provisions of its organizational documents or by-laws or any Law or Contract by which it is bound or to which it or its assets are subject.

                  5.4 Investment Intent. The Buyer is aware that the Shares of Common Stock it is purchasing from the Sellers and the shares of Preferred Stock it is purchasing from the Company hereunder are not registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities Law. The Buyer is acquiring all such securities for investment purposes only, for its own account not with a view to, or in connection with, the public distribution thereof in violation of the Securities Act.

                  5.5 Governmental and other Consents, etc. No Consent or Permit of any Person is required to be obtained by the Buyer in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

                  5.6 Litigation, etc. There is no pending or, to the Buyer's knowledge, threatened Action or governmental investigation against or involving the Buyer that would, if adversely determined, have a Material Adverse Effect.

                  6.  Covenants

                  6.1 Covenants of the Buyer. The Buyer hereby covenants and agrees with the Sellers that:

                  (a) Cooperation. Prior to the Closing or the earlier termination of this Agreement, the Buyer shall use its best efforts to cause the sale contemplated by this Agreement to be consummated and, without limiting the generality of the foregoing, to obtain all Consents and Permits which may be necessary or reasonably required for the Buyer to effect the transactions contemplated hereby.

                  (b) SFX to be Primary Obligor. SFX Entertainment, Inc. shall become a primary obligor with respect to the obligations of the Buyer under this Agreement, pursuant to a Joinder Agreement being executed and delivered to the Sellers simultaneously with the execution and delivery of this Agreement.

                  6.2 Covenants of the Sellers. The Sellers hereby severally covenant and agree with the Buyer that:

                  (a) Cooperation. The Sellers shall use their best efforts to cause the sale contemplated by this Agreement to be consummated and, without limiting the generality of the foregoing, to obtain all Consents and Permits which may be necessary or reasonably required in order to effect the transactions contemplated hereby.

                  (b) Maintenance of Business and Assets. From the date hereof through the Closing Date, the Sellers shall cause the Company and its
Subsidiaries:

                  (i) Conduct of Business. To conduct the Business of the Company and its Subsidiaries only in the ordinary course of business.

                  (ii) Preserve Organization. To preserve intact the current business organization of the Company and each of its Subsidiaries, keep available the services of the current officers, employees and agents of the Company and each of its Subsidiaries and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Company and each of its Subsidiaries.

                  (iii) Reporting. To report periodically to the Buyer concerning the status of the Business, operations and finances of the Company.

                  (iv) Maintenance of Properties, etc. To maintain all of its assets and properties in customary repair, order and condition (taking into consideration the age and condition thereof), reasonable wear and tear excepted, and maintain insurance covering such assets and properties in such amounts and of such kinds comparable to that in effect on the date of this Agreement.

                  (v) Compliance with Laws. To comply with all Laws applicable to it and to the conduct of the Business (subject to exceptions in the ordinary course of business described in Schedule 4.14).

                  (vi) Access to Properties, etc. To provide the Buyer and its counsel, accountants, investment advisors, lenders, and their respective other representatives full and free access during normal business hours (upon reasonable prior notice) to all of its properties (including subsurface testing), Organizational Documents, books, tax returns, other financial data, Contracts, Permits, and records, and to furnish to the Buyer all such documents and information with respect to the affairs of the Company as the Buyer may from time to time reasonably request.

                  (vii) Notification of Material Adverse Change. To notify the Buyer promptly of any change having a Material Adverse Effect on the financial condition of the Company and each of its Subsidiaries or in the operations, business, prospects, properties, assets or Liabilities of the Company on a consolidated basis from that of the Company set forth in the Financial Statements dated December 31, 1997.

                  (viii) Administration of Working Capital. To administer its cash, accounts receivable, inventory and accounts payable in the ordinary course in accordance with past practices.

                  (c) Certain Prohibited Transactions. From the date hereof through the Closing Date, except with the prior written consent of the Buyer or as otherwise expressly contemplated by this Agreement, the Sellers will not cause or permit the Company or any of its Subsidiaries to:

                  (i) enter into any transaction or make any payments out of the ordinary course of business;

                  (ii) purchase or lease any real property, or sell, transfer or otherwise dispose of any of its properties or assets other than inventory in the ordinary course of business;

                  (iii) create or permit to exist any new Lien on the assets of the Company or any of its Subsidiaries or any part thereof;

                  (iv) violate any Law;

                  (v) declare or pay any dividends, repurchase any of its capital stock, or make any distributions to its shareholders as such, other than dividends to fund federal, state and local income taxes payable by the shareholders with respect to the Company's income for 1998 up to the Closing Date; or pay any management or consulting fees or other compensation for services to any of the Sellers; or

                  (iv) amend its Articles or Certificate of Incorporation or by-laws.

                  (d) Further Assurances. Following the Closing, at the request of the Buyer, each Seller shall execute and deliver such further documents, and take such other action, as may be necessary or appropriate to give full effect to the transactions contemplated by this Agreement, including without limitation to confirm the sale, transfer, assignment and conveyance of the Securities to be sold by such Seller hereunder and to vest in the Buyer all such Seller's right, title and interest in and to such Securities.

                  (e) Corporate Records. At the Closing, all originals of the minute books and stock transfer registers of the Company and each of its Subsidiaries shall be delivered to the Buyer and all records not already situated at the Company's principal place of business, including without limitation those in possession of any counsel of the Company and the Accountants, shall be placed in the Buyer's control at such principal place of business.

                  7.       Indemnification.

                  7.1 Obligation of the Sellers. Subject to the limitations set forth in Section 7.3, the Sellers shall indemnify and save harmless the Buyer and its successors and assigns from, against, for and in respect of:

                  (a) any Loss incurred or required to be paid which arises out of or relates to (i) a state of facts as a result of which any representation or warranty made by the Sellers to the Buyer or the Company in this Agreement is untrue, inaccurate or misleading in any respect, or (ii) the breach of any covenant or agreement made by the Sellers in this Agreement;

                  (b) any Loss incurred or required to be paid which arises out of or relates to any deficiency in Taxes, and penalties and interest relating thereto, owing by the Company or any of its Subsidiaries with respect to any period prior to the Closing, except to the extent the responsibility therefor is the Buyer's under other provisions of this Agreement; and

                  (c) any Litigation Expense incurred or required to be paid in connection with any Action incident to any matter indemnified against in paragraph (a) or (b).

                  7.2 Obligation of the Buyer. Subject to the limitations set forth in Section 7.3, the Buyer shall indemnify and save harmless the Sellers from, against, for and in respect of:

                  (a) any Loss incurred or required to be paid which arises out of or relates to (i) a state of facts as a result of which any representation or warranty made by the Buyer in this Agreement is untrue, inaccurate or misleading in any respect, provided that the Sellers did not know that such representation or warranty was untrue, inaccurate or misleading in any respect on the Closing Date, or (ii) the breach of any covenant or agreement made by the Buyer in this Agreement or in any Transaction Document; and

                  (b) any Litigation Expense incurred or required to be paid in connection with any Action incident to any matter indemnified against in
Section 7.2 (a) above.

                  7.3 Limitation on Indemnity. The indemnification obligations of the parties under Sections 7.1 and 7.2 shall be subject to the following:

                  (a) Time Bar.

                  (i) The Buyer shall not be entitled to make any claim against the Sellers for any Loss or Litigation Expense unless a notice of such claim shall have been given to the Agent in accordance with Section 13.1 hereof

                  (A) on or before the first (1st) anniversary of the Closing Date, in the case of any claim for Loss arising under Section 7.1(a)(i) hereof (and any Litigation Expense under Section 7.1(c) hereof related to such Loss), other than a claim relating to the untruth, inaccuracy or misleading nature of a representation or the breach of a warranty, covenant or agreement made by the

         Sellers with respect to the matters set forth in Sections 3.1, 3.2, 4.7, 4.17, 4.18 or 4.19 of this Agreement; and

                  (B) on or before the expiration of the applicable statute of limitations, in the case of (1) any claim for Loss arising under
         Section 7.1(a)(i) hereof (and any Litigation Expense under Section 7.1(c) hereof related to such Loss) because of the untruth, inaccuracy or misleading nature of a representation or the breach of a warranty, covenant or agreement made by any Seller in Sections 3.1, 3.2, 4.7, 4.17, 4.18 or 4.19 of this Agreement, and (2) any claim for Loss arising under Section 7.1(a)(ii) or 7.1(b) hereof (and any Litigation Expense under Section 7.1(c) hereof related to such Loss).

                  (ii) The Sellers shall not be entitled to make a claim against the Buyer for any Loss or Litigation Expense relating thereto unless a notice of such claim shall have been given to the Buyer in accordance with
Section 13.1 hereof

                  (A) on or before the first (1st) anniversary of the Closing Date, in the case of any claim for Loss arising under Section 7.2(a)(i) hereof (and any Litigation Expense under Section 7.2(b) hereof related to such Loss), or

                  (B) prior to the expiration of the applicable statute of limitations, in the case of any claim for Loss arising under Section 7.2(a)(ii) hereof (and any Litigation Expense under Section 7.2(b) hereof related to such Loss).

                  (b) Deductible. The Buyer shall be entitled to indemnity for Losses with respect to any claim arising under Section 7.1(a)(i) or Section 7.1(b) and Litigation Expenses under Section 7.1(c) related to such Losses only if the aggregate amount of its Losses and Litigation Expenses with respect to all claims arising under such Sections (in excess of the threshold provided in (i) preceding) exceeds $100,000 (and if such condition is met indemnity shall be required for all Losses and Litigation Expenses), provided that the limitations of this Section 7.3(b) shall not apply to indemnity with respect to Losses arising out of or relating to a state of facts as a result of which a representation or warranty set forth in Sections 3.1 or 3.2 is untrue or inaccurate.

                  (c) Several Liability of the Sellers. Notwithstanding anything to the contrary herein, the representations and warranties made in
Section 3.1, 3.2 and 3.3 of this Agreement shall be deemed made by each Seller severally, not jointly, and no Seller shall have any liability under this
Section 7 with respect to any inaccuracy in such representations or breach of such warranties that relates to the title, ownership, capacity, rights, obligations or any action or inaction of any other Seller. Nothing herein shall require the Buyer to proceed against all of the Sellers or any of them in connection with any claim for indemnification; all such claims may be asserted independently, subject to the limitations on any Seller's liability set forth herein.

                  (d) Maximum Liability. The aggregate liability of the Sellers in connection with all claims for Losses arising under Section 7.1(a)(i) hereof, (and any Litigation Expense under Section 7.1(c) hereof related to such Loss), to the extent in excess of the deductible provided for in Section 7.3(b), shall not exceed $4,250,000. The aggregate liability of each Seller in connection with all claims for Losses arising under Section 7.1(a)(i) hereof (and any Litigation Expense under Section 7.1(c) hereof related to such Loss), to the extent in excess of the deductible provided for in Section 7.3(b), shall not exceed such Seller's share of the Base Purchase Price. The aggregate liability of the Sellers in connection with all claims for Losses arising
Section 7.1(a)(i) hereof and under Section 7.1(b) hereof (and any Litigation Expense under Section 7.1(c) hereof related to such Loss), to the extent in excess of the deductible provided for in Section 7.3(b), cumulatively, shall not exceed $8,500,000.

                  (e) Insurance Proceeds. An indemnified party's indemnifiable Loss hereunder shall be deemed reduced by the amount of any insurance proceeds or indemnities recoverable by such indemnified party with respect to such Loss.

                  (f) Exclusivity. The sole and exclusive remedy of the parties hereto for any claim resulting from a breach by any of the parties hereto of its respective representations or warranties made herein shall be a claim under this Section 7. The parties hereby waive any provision of law to the extent that it would limit or restrict the agreement contained in this Section 7.3(f).

                  7.4 Set-Offs. The Buyer, its successors, assigns and designees shall have the right to set off any amounts owed by the Sellers under this Section 7 against any amounts owed by the Buyer to the Sellers under this Agreement. This set-off right is not exclusive, and shall not be deemed to restrict in any way the exercise of any other right or remedy the Buyer may have under this Agreement, under applicable Law or otherwise to enforce a claim for indemnification.

                   7.5 Notice and Defense of Claims. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by another party or third parties shall be subject to the following terms and conditions:

                  (a) Notice. The indemnified party shall give prompt written notice to the indemnifying party of any claim or event known to it which does or may give rise to a claim by the indemnified party against the indemnifying party based on this Agreement, stating the nature and basis of said claims or events and the amounts thereof, to the extent known, and in the case of any Action brought by any third party, a copy of any documentation with respect thereto promptly after any such documentation is received by the indemnified party. The claims notice may be amended on one or more occasions with respect to the amount or description of the asserted liability or the Loss at any time prior to final resolution of the obligation to indemnify relating to the asserted liability or the Loss. If a claims notice is not provided promptly as required by this Section 7.5(a), the indemnified party nonetheless shall be entitled to indemnification by the indemnifying party to the extent that the indemnifying party has not established that it has been prejudiced by such late receipt of the claims notice.

                  (b) Third Party Claims or Actions.

                  (i) In the event any Action is brought by any third party against an indemnified party, with respect to which an indemnifying party may have liability under this Agreement, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, to assume the defense thereof, with independent counsel reasonably satisfactory to such indemnified party, provided that in assuming the defense of any such third party Action, the indemnifying party acknowledges in writing to the indemnified party that the indemnifying party shall thereafter be liable, to the extent herein provided, for any Loss and any Litigation Expense with respect to such Action.

                  (ii) If the indemnifying parties elect to assume the defense of any such third-party Action, the indemnifying parties shall have the right to contest, pay, settle or compromise any such Action on such terms and conditions as the indemnifying parties may determine; provided, however, that
(A) the indemnifying parties shall not settle or compromise any Action or consent to the entry of any judgment that does not include an unconditional term releasing the indemnified party from all liability in respect of such asserted liability, and (B) no settlement that imposes any liability or obligation on the indemnified party (other than the payment of money damages that will be paid entirely by the indemnifying party), shall be made without the indemnified party's written consent (which shall not be unreasonably withheld). After notice from the indemnifying parties to such indemnified party of the indemnifying parties' election so to assume the defense thereof, the indemnifying parties shall not be liable to such indemnified party for any Litigation Expense or other expenses incurred after the date of receipt of such notice by the indemnified party. The indemnified party shall have the right to employ its own counsel and such counsel may participate in such Action, but the fees and expenses of such counsel shall be at the expense of such indemnified party, when and as incurred.

                  (iii) If the indemnifying parties do not elect to assume the defense of any such Action, the indemnified party may engage counsel selected by the indemnified party to assume the defense and may contest and pay or may settle or compromise any such claim. The fees and disbursements of such counsel shall constitute Litigation Expense hereunder. Notwithstanding the foregoing, (A) if the indemnifying parties acknowledge in writing to the indemnified party that the indemnifying parties shall thereafter be liable, to the extent herein provided, for any Loss and any Litigation Expense with respect to such Action, then the selection of such counsel shall require the prior written consent of the indemnifying parties (such consent not to be unreasonably withheld), and (B) any settlement or compromise of such Action shall require the prior written consent of the indemnifying parties (such consent not to be unreasonably withheld).

                  (iv) The indemnified party and the indemnifying parties, as the case may be, shall be kept fully informed of such Action at all stages thereof whether or not such party is represented by its own counsel.

                  7.6 Cooperation. The parties hereto agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Action brought by any third party.

                  7.7 Confidentiality. The parties agree to make reasonable efforts to preserve in full the confidentiality of all proprietary or confidential business records and the attorney-client and work product privileges. In connection therewith, each party agrees that: (a) it will make reasonable efforts, in any Action in which it has assumed or participated in the defense, to avoid production of confidential business records; and (b) all communications between any party hereto and counsel responsible for or participating in the defense of any Action shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

                  7.8 Survival of Representations and Warranties. All covenants, representations and warranties and agreements made in this Agreement or in any Exhibit, Schedule, certificate or document delivered herewith or at the Closing shall survive the execution and delivery thereof and the Closing hereunder; provided, however, that any claim for the breach of any such covenant, representation, warranty or agreement shall be subject to the applicable limitations set forth in this Section 7.


                  8. Other Agreements of the Parties.

                  8.1 Brokers. Each party represents and warrants that all actions by it relative to this Agreement and the transactions contemplated hereby were carried out in such manner as not to give rise to any valid claim for finders fees, brokerage commissions or similar payments.

                  8.2 Post-Closing Cooperation. After the Closing Date, the Sellers and the Buyer shall provide each other timely access to information and reasonable assistance and cooperation, during normal business hours, necessary for the preparation of any tax returns or other filings or conducting or responding to tax audit or other proceedings. All pertinent books of account, papers, and records shall be retained by the parties until either the statute of limitations to which they relate has expired, by lapse of time or by the terms of any agreement for extension of the period of limitations.

                  8.3 Tax Returns. The Buyer will cause the Company and each of its Subsidiaries to prepare and file appropriate federal and state income tax returns for the Company and each of its Subsidiaries including the period from January 1, 1998 through the Closing Date. Any Taxes payable pursuant to such returns shall, however, be the responsibility of the Sellers. The Agent shall have the right to consult with the Buyer on the preparation of such returns. The Buyer will submit a draft return to the Agent for his review and comment at least 10 business days prior to filing.

                  8.4   Other Tax Matters. (a) The parties agree to elect the
Section 1362(e)(3) closing of the books method, and not the pro-rata method, for the computation of the Company's S Corporation taxable income for the 1998 termination year.

                  (b) The Agent shall have the right, including the right to appoint a representative, to participate in any inquiry or exam by federal, state or local taxing authorities that pertains to any tax period of the Company up through the date of closing.

                  8.5 Guaranty by Company. The Company, as a Subsidiary of SFX , shall provide guaranties of SFX's indebtedness comparable to those required of other Subsidiaries of SFX. If the market capitalization of SFX's common stock falls below $100 million, then SFX will take all steps necessary to have all such guaranties terminated. If the market capitalization of SFX's common stock falls below $125 million, then SFX will make reasonable efforts to have all such guaranties terminated.

                  8.6 Shareholder Loans. At the Closing, the Company will repay the outstanding loans from its shareholders (currently in the aggregate amount of approximately $950,000), plus accrued unpaid interest thereon.

                  9. Exclusivity; No Solicitation. From and after the date hereof and until the Closing, the Sellers shall not, and shall not permit the Company to, solicit, discuss, negotiate, accept, approve, provide any Third Party information in connection with, or enter into any agreement with a Third Party relating to any offer or proposal from anyone other than the Buyer relating to the acquisition of the assets or Business of the Company, the acquisition of any of its capital stock or other securities, or any merger, consolidation or other business combination relating to the Company, and will promptly notify the Buyer of any offer or proposal received by them or by the Company with respect to any such proposed transaction.

                  10.  Conditions Precedent.

                  10.1 Conditions to Obligations of the Sellers. All obligations of the Sellers under this Agreement are subject to the fulfillment, unless waived in writing at the sole option of the Sellers, at or prior to the Closing Date, of each of the following conditions precedent:

                  (a) Buyer's Representations and Warranties. The representations and warranties of the Buyer herein contained shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of said date, except as affected by the transactions contemplated or permitted by this Agreement

                  (b) Buyer's Covenants. The Buyer shall in all material respects have performed all its obligations and agreements and complied with all its covenants contained in this Agreement to be performed and complied with by the Buyer at or prior to the Closing Date.

                  (c) Buyer's Closing Certificate. The Sellers shall have received a certificate of the Buyer, executed on behalf of the Buyer by any duly authorized representative of the Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Agent, certifying as to the fulfillment of the matters mentioned in paragraphs (a) and (b) of this Section 10.1.

                  (d) Buyer's Counsel's Opinion. Messrs. Winston & Strawn, counsel to the Buyer, shall have delivered to the Sellers an opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Sellers. In giving such opinion such counsel may rely, as to matters of fact, upon certificates of duly authorized representatives of the Buyer and, as to matters of Law, upon the opinions of other counsel reasonably satisfactory to the Sellers; provided that copies thereof are delivered to the Sellers at or prior to the Closing.

                  (e) Consents and Approvals. The Sellers and the Company shall have received all approvals, consents, authorizations and waivers listed on
Schedule 4.16, including without limitation consents required from Subsidiaries or Affiliates of SFX under Contracts with the Company.

                  (f) Other Documents. The Sellers shall have received all certificates, corporate documents, evidence of authorization, and other agreements, instruments and documents in respect of any aspect or consequence of the transactions contemplated by this Agreement as the Agent may reasonably request, all of which shall be in form and substance reasonably satisfactory to the Agent.

                  (g) No Litigation. No Action before any court or any governmental or regulatory authority shall have been commenced and still be pending, no investigation by any governmental or regulatory authority shall have been commenced and still be pending, and no Action by any governmental or regulatory authority shall have been threatened against the Sellers or the Buyer seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions.

                  (h) Management Services Agreement. The Company shall have entered into a five-year Management Services Agreement with a corporation or other entity controlled by the Sellers, automatically renewable for successive five-year periods unless the Sellers' remaining common stock of the Company has been redeemed or sold, in which event it shall be terminable by the Company, and otherwise in form and substance reasonably satisfactory to the Sellers.

                  (i) Shareholders Agreement. The Company, the Buyer and the Sellers shall have entered into a Shareholders Agreement, in form and substance reasonably satisfactory to the Sellers.

                  (j) Tax Sharing Agreement. The Company shall have entered into a Tax Sharing Agreement with SFX, in form and substance reasonably satisfactory to the Sellers. The Tax Sharing Agreement shall provide that while the Management Services Agreement is in effect SFX will bear the economic burden of Taxes imposed on EMI's net income after the fees or other compensation (to the extent deductible for income Tax purposes) payable under the Management Service Agreement.

                  10.2 Conditions to the Obligations of the Buyer. All obligations of the Buyer under this Agreement are subject to the fulfillment, unless waived in writing at the sole option of the Buyer, at or prior to the Closing Date, of each of the following conditions precedent:

                  (a) Sellers' Representations and Warranties. The representations and warranties of the Sellers herein contained shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of said date, except as affected by transactions contemplated or permitted by this Agreement.

                  (b) Sellers' Covenants. The Sellers shall in all material respects have performed all of the obligations and agreements and complied with all of the covenants contained in this Agreement to be performed and complied with by the Sellers on or prior to the Closing Date.

                  (c) Sellers' Closing Certificate. The Buyer shall have received one or more certificates of the Sellers, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer, certifying as to the fulfillment of the matters mentioned in paragraphs (a) and (b) of this Section 10.2.

                  (d) Consents. The Buyer shall have received evidence, satisfactory to the Buyer and its counsel, that all of the Consents required to be obtained by the Buyer or the Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby have been duly obtained, including without limitation the Consents listed on Schedule 4.16, and the Consents required under Contracts listed on
Schedule 4.15.

                  (e) Sellers' Counsel's Opinion. Dennis A. Roach, Esq., counsel for the Sellers, shall have delivered to the Buyer opinions, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer.
In giving such opinions such counsel may rely, as to matters of fact, upon certificates of the Sellers, and, as to matters of Law, upon the opinion of other counsel reasonably satisfactory to the Buyer, provided that copies thereof are delivered to the Buyer prior to the Closing.

                  (f) Other Documents. The Buyer shall have received all certificates, corporate documents, evidence of authorization, and other agreements, instruments and documents in respect of any aspect or consequence of the transactions contemplated by this Agreement as the Buyer may reasonably request, all of which shall be in form and substance reasonably satisfactory to the Buyer.

                  (g) No Litigation. No Action before any court or any governmental or regulatory authority shall have been commenced and still be pending, no investigation by any governmental or regulatory authority shall have been commenced and still be pending, and no Action by any governmental or regulatory authority shall have been threatened against the Sellers or the Buyer seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions.

                  (h) Non-Competition and Confidentiality. The Sellers, other than Jimmy Buffett, shall have executed and delivered a five-year Non-Competition and Confidentiality Agreement in favor of the Buyer and the Company, restricting competition with the Buyer and the Company, and requiring confidentiality of non-public business information, in form and substance reasonably satisfactory to the Buyer.

                  (i) Management Services Agreement. The Company shall have entered into a five-year Management Services Agreement with a corporation or other entity controlled by the Sellers, automatically renewable for successive five-year periods unless the Sellers' remaining common stock of the Company has been redeemed or sold, in which event it shall be terminable by the Company, and otherwise in form and substance reasonably satisfactory to the Buyer.

                  (j) Shareholders Agreement. The Company, the Buyer and the Sellers shall have entered into a Shareholders Agreement, in the form and substance reasonably satisfactory to the Buyer.

                  (k) Tax Sharing Agreement. The Company shall have entered into a Tax Sharing Agreement with SFX, in form and substance reasonably satisfactory to SFX. The Tax Sharing Agreement shall provide that while the Management Services Agreement is in effect SFX will bear the economic burden of Taxes imposed on EMI's net income after the fees or other compensation (to the extent deductible for income Tax purposes) payable under the Management Service Agreement.

                  (l) Government Consents and Approval. All governmental consents, authorizations, filings or registrations in connection with the investment by the Buyer in the Company shall have been obtained, including, without limitation, any required under the Hart-Scott-Rodino Act.

                  (m) Releases. The Sellers shall execute and deliver to the Buyer general releases of claims against the Company and each of its Subsidiaries, in form and substance reasonably satisfactory to the Buyer.

                  (n) Resignations. The Buyer shall have received the resignations of all of the officers and directors of the Company.

                  (o) Satisfactory Completion of Buyer's Due Diligence. The Buyer shall have completed its due diligence investigation of the business, affairs, assets, Liabilities, historical financial results, operations and prospects of the Company and each of its Subsidiaries, and the Buyer shall not have learned any information as a result of such investigation which in the reasonable opinion of the Buyer is likely to have a Material Adverse Effect. This condition shall be deemed satisfied unless the Buyer delivers written notice to the Agent of the receipt of such material adverse information in reasonable detail. In the event that the Buyer delivers such notice, this condition shall be deemed satisfied if, within ten (10) days of receiving such notice, the Sellers or the Agent shall have cured or prevented, to the reasonable satisfaction of the Buyer, any such Material Adverse Effect or the underlying causes likely to have such effect.


                  11.      Termination.

                  11.1     Termination.

                  (a) This Agreement may be terminated prior to the Closing and the transactions contemplated hereby may be abandoned:

                  (i) by the Sellers, upon written notice from the Agent to the Buyer, if the Closing has not taken place on or before June 30, 1998, other than by reason of a default hereunder of the Sellers;

                  (ii) by the Buyer, upon written notice to the Agent, if the Closing has not taken place on or before June 30, 1998, other than by reason of a breach or default hereunder of the Buyer; or

                  (iii) by either the Buyer or the Sellers, upon written notice to the other(s), if there shall be in effect a non-appealable order of a court of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby; or

                  (iv) by the Buyer if any condemnation, destruction or loss due to fire or other casualty from the date hereof until the Closing Date is such that the Business is materially interrupted or curtailed or the assets of the Company or any of its Subsidiaries are materially affected; provided that if the Buyer nonetheless elects to close, the Sellers shall remit or assign the Sellers' rights or the Company's or such Subsidiary's rights to all net condemnation proceeds or third party insurance proceeds to the Buyer, and the Sellers shall have no further liability or obligations with respect to such condemnation, destruction or loss.

                  11.2 Status of Agreement after Termination. Upon any termination of this Agreement pursuant to Section 11.1, this Agreement shall become void and shall have no effect, except that such termination shall not affect (a) the rights and obligations of the parties under the Confidentiality Agreement dated January 27, 1998 between SFX and the Company, or (b) any other liability any party may have for any loss, damage, liability, cost or expense alleged to have been incurred by another as a consequence of such party's default under this Agreement.

                  12.      Arbitration.

                  (a) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association (the "Rules"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                  (b) The arbitration tribunal shall consist of three arbitrators, of whom one shall be nominated by Buyer, one shall be nominated by the Seller, and the third, who shall serve as Chairman, shall be chosen by the two party-nominated arbitrators or, in the event the party-nominated arbitrators are unable to designate the third arbitrator, by the American Arbitration Association.

                  (c) Any party to this Agreement is authorized to initiate arbitration by providing written notice of arbitration, in accordance with the Rules, to the Administrator of the American Arbitration Association and to the party or parties against whom a claim is being made.

                  (d) The place of the arbitration shall be Los Angeles, California.

                  (e) The award of the arbitrators shall be final and binding. The parties waive any right to appeal the award, to the extent a right to appeal may be lawfully waived. Each party retains the right to seek judicial assistance: (i) to compel arbitration; (ii) to obtain interim measures of protection pending arbitration; and (iii) to enforce any decision of the arbitrators, including the final award.


                  13.      General Provisions.

                  13.1 Notices. All waivers, notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given when hand-delivered, sent by telecopier, delivered by national overnight courier service, or 72 hours after mailed by certified first class mail, return receipt requested, postage prepaid, as follows:

                  if to the Buyer:

                           EMI Acquisition Sub, Inc.
                           c/o SFX Entertainment, Inc.
                           630 Madison Avenue
                           New York, New York  10022
                           Attention: Kraig Fox, Esq.
                           fax: (212) 486-4830

                  with copies to:

                           Winston & Strawn
                           200 Park Avenue
                           New York, New York 10166-4193
                           Attention: John W. Kaufmann, Esq.
                           fax:     (212) 294-4700


                  if to the Sellers or the Agent:

                           Howard Kaufman, as Agent
                           8900 Wilshire Blvd., Suite 300
                           Beverly Hills, CA  90211
                           fax: (310) 967-2334

                  with a copy to:

                           Law Offices of Dennis A. Roach
                           8900 Wilshire Blvd., Suite 310
                           Beverly Hills, CA  90211
                           fax: (310) 652-8211

or to such other address or addresses as may be designated by a party by written notice to the other parties hereto.

                  13.2 Costs; Expenses. Whether or not the transactions are consummated, the Buyer will bear its own costs and expenses incurred in negotiating this Agreement and consummating the transactions contemplated hereby, and the Sellers will bear the Company's and their own costs and expenses incurred in negotiating this Agreement and consummating the transactions contemplated hereby.

                  13.3 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that nothing in this Agreement shall be construed to confer any rights, remedies, obligations or liabilities on any person other than the parties hereto or their respective successors and assigns.

                  13.4 Public Announcements. The parties hereto shall advise and consult with each other prior to the making of any public announcement with respect to the transactions contemplated hereby. In any event, none of the parties shall issue any press release or make any public announcement or statement without the prior written consent of the other parties, except for filings, registrations or public statements that are required by Law.

                  13.5 Entire Agreement; Amendment. (a) This Agreement, together with its Schedules and Exhibits, embodies the entire agreement and understanding of the parties hereto and supersedes any prior agreement or understanding between the parties with respect to the subject matter of this Agreement. The Confidentiality Agreement dated January 27, 1998 shall be deemed to continue in full force and effect until the Closing; provided that, upon the Closing, such agreement shall be deemed terminated and shall have no further force or effect.

                  (b) This Agreement cannot be amended or terminated orally, but only by a writing duly making specific reference to this Agreement executed by the parties.

                  13.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document. Facsimile signatures will be deemed acceptable and binding.

                  13.7 Headings. Headings of the Sections and paragraphs in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

                  13.8 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other. Notwithstanding the foregoing, the Buyer may, without the consent of the other parties hereto, assign and delegate its obligations and rights hereunder or any part thereof to
(i) any wholly-owned Subsidiary
of SFX, and (ii) any lender providing financing to the Buyer, as collateral, but no such assignment shall relieve the Buyer of its obligations to the Sellers hereunder.

                  13.9 Applicable Law. This Agreement shall be governed and construed and interpreted in accordance with the laws of the State of New York, without regard to choice of laws principles, and the federal laws of the United States of America.

                  13.10 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validly or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

                  13.11 Agent. The Sellers hereby appoint the Agent to act as their agent with respect to this Agreement, including without limitation with respect to all aspects of indemnity claims under Section 7 of this Agreement. The Buyer shall be entitled to rely on and act in accordance with any notice, consent, authorization, approval or instruction received in writing from the Agent with the same effect as though it were received from all of the Sellers.

                  13.12 Waivers. Except as otherwise provided herein, no delay on the part of a Seller or the Buyer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of a Seller or the Buyer of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                  13.13 Miscellaneous. The rights and remedies of the Buyer and the Sellers hereunder are cumulative and not exclusive of any rights or remedies they would otherwise have.

                  IN WITNESS WHEREOF, the parties have executed or caused to be executed this Stock Purchase Agreement as of the date first set forth above.


                                    BUYER:

                                    EMI ACQUISITION SUB, INC.


                                    By: /s/ Richard A. Liese
                                       ______________________
                                        Vice President


                                    THE COMPANY:

                                    EVENT MERCHANDISING, INC.


                                    By: /s/ Richard A. Liese
                                       ______________________
                                        Vice President


                                    SELLERS:

                                    /s/ Howard Kaufman
                                    --------------------------
                                    Howard Kaufman, individually and as Agent

                                    /s/ Howard Rose
                                    --------------------------
                                    Howard Rose

                                    /s/ Peter Schivarelli
                                    --------------------------
                                    Peter Schivarelli

                                    /s/ Jimmy Buffett
                                    --------------------------
                                    Jimmy Buffett